SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

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☐	Definitive Proxy Statement

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☒	Soliciting Material under § 240.14a-12

The St. Joe Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 7, 2013

                                           THE ST. JOE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Florida	1-10466	59-0432511
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

133 South WaterSound Parkway
WaterSound, FL	32413
(Address of Principal Executive Offices)	(Zip Code)

                                      (850) 231-6400
 (Registrant’s Telephone Number, Including Area Code)

                                                     Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 7, 2013, The St. Joe Company issued a press release announcing its financial results for the quarter ended September 30, 2013.  A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K.

99.1             Press Release dated November 7, 2013

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the Transaction, the Company intends to file a preliminary proxy statement and a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”). The information contained in the preliminary filing will not be complete and may be changed.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The definitive proxy statement will be mailed to the shareholders of the Company seeking their approval of the Transaction. The Company’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to:  Investor Relations, The St. Joe Company,133 South WaterSound Parkway, WaterSound, Florida 32413. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers and other members of the Company’s management and employees may be deemed to be participants in the solicitation of proxies in respect of the Transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on April 4, 2013 and the current report on Form 8-K filed with the SEC on October 3, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: Investor Relations, The St. Joe Company,133 South WaterSound Parkway, WaterSound, Florida 32413. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the Transaction will be set forth in the preliminary and definitive proxy statement when filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ST. JOE COMPANY

Dated: November 7, 2013	By: /s/ Marek Bakun
Marek Bakun
Chief Financial Officer

Exhibit 99.1

The St. Joe Company Reports Third Quarter 2013 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--November 7, 2013--The St. Joe Company (NYSE: JOE) today announced Net Income for the third quarter 2013 of $4.2 million, or $0.05 per share, compared to Net Income of $15.3 million, or $0.17 per share for the third quarter of 2012. For the nine months ended September 30, 2013, the Company reported Net Income of $4.4 million or $0.05 per share compared to Net Income of $14.6 million or $0.16 per share for the same period last year. Income for the third quarter of 2013 did not include any significant rural land sales compared to the third quarter of 2012, which included income of $14.7 million from rural land.

Observations regarding the Company’s major business segments in the third quarter of 2013 compared to the third quarter of 2012 include:

•	Residential real estate revenue increased $1.0 million due to an increase in the number of residential lots sold in the Company’s primary home communities.

•
Resorts, leisure and leasing operations revenue increased $4.2 million. $2.1 million of that increase is related to specific sales of operating properties. The remaining $2.1 million increase is due to higher average room rates, a greater number of homes in the Company’s vacation rental business, and the continuing positive impact of commercial leases.

•
The volume of timber delivered was lower due to unusually high amounts of rain over the summer months. Forestry revenue decreased $1.9 million primarily due to a decrease in the tons of timber delivered offset by higher prices per ton.

•	Commercial real estate and rural land sales revenue were minimal in the three months ending September 30, 2013, as compared to a total of $22.5 million in the third quarter of 2012.

Operating and Corporate expenses declined by $2.2 million due to reductions in employee related costs and lower real estate carrying costs during the nine months ending September 30, 2013, as compared to same period in 2012.

Subsequent to the quarter, the Company entered into an agreement to sell approximately 382,834 acres of timberland for $565 million. The final price is subject to adjustments set forth in the sales agreement. The closing is subject to a number of conditions, including approval by the Company’s shareholders. The land to be sold has an aggregate carrying value of approximately $54 million at October 31, 2013. Additional information on the sales agreement can be found in the Company’s press release dated November 7, 2013, and Form 8-K filed with the SEC on November 7, 2013.

Park Brady, St. Joe’s Chief Executive Officer, said “The sale of timberland will help the Company concentrate on its core business activity of real estate development in Northwest Florida. The proceeds from the sale will provide the Company with significant liquidity and numerous opportunities to create long-term value for our shareholders.”

FINANCIAL DATA
Consolidated Results ($ in thousands except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Real estate sales	$12,823	$32,206	$27,859	$51,338
Resorts, leisure and leasing revenues	16,309	14,143	42,384	36,658
Timber sales	7,695	9,558	27,145	28,784
Total revenues	36,827	55,907	97,388	116,780
Expenses
Cost of real estate sales	6,979	14,457	15,721	25,099
Cost of resorts, leisure and leasing revenues	12,515	11,544	33,460	31,048
Cost of timber sales	4,821	5,496	16,661	18,016
Other operating expenses	2,572	3,443	8,710	11,438
Corporate expenses	4,245	3,207	13,123	12,604
Depreciation, depletion and amortization	2,312	2,400	6,972	7,185
Total expenses	33,444	40,547	94,647	105,390
Operating income	3,383	15,360	2,741	11,390
Other income	977	350	1,866	4,260
Income from operations before equity in loss from unconsolidated affiliates and income taxes	4,360	15,710	4,607	15,650
Equity in loss from unconsolidated affiliates	(12)	(20)	(39)	(40)
Income tax expense	158	357	158	982
Net income	4,190	15,333	4,410	14,628
Net loss attributable to non-controlling interest	8	7	20	16
Net income attributable to the Company	$4,198	$15,340	$4,430	$14,644
Net income per share attributable to the Company	$0 .05	$0.17	$0.05	$0.16
Weighted average shares outstanding	92,284,532	92,292,053	92,285,161	92,275,790

Revenues by Segment ($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Real estate sales
Residential	$10.7	$9.7	$24.0	$17.7
Commercial	--	3.6	0.4	10.3
Rural land	--	18.9	--	23.3
Resorts, leisure and leasing	2.1	--	3.1	--
Other	--	--	0.4	--
Total real estate sales	12.8	32.2	27.9	51.3
Resorts, leisure and leasing revenues	16.3	14.1	42.4	36.7
Timber sales	7.7	9.6	27.1	28.8
Total revenues	$36.8	$55.9	$97.4	$116.8

Summary Balance Sheet ($ in millions)

	September 30, 2013	December 31, 2012
Assets
Investment in real estate, net	$382.8	$370.6
Cash and cash equivalents	22.8	166.0
Investments	146.1	--
Notes receivable, net	7.9	4.0
Pledged treasury securities	26.4	26.8
Prepaid pension asset	35.3	33.4
Property and equipment, net	11.6	12.1
Deferred tax asset	12.1	12.0
Other assets	22.1	20.6
Total assets	$667.1	$645.5

Liabilities and Equity
Debt	$37.8	$36.1
Accounts payable, accrued liabilities, and deferred credits	68.0	57.1
Total liabilities	105.8	$93.2
Total equity	561.3	552.3
Total liabilities and equity	$667.1	$645.5

Debt Schedule ($ in millions)

	September 30, 2013	December 31, 2012
In substance defeased debt	$26.4	$26.8
Community Development District debt	11.4	9.3
Total debt	$37.8	$36.1

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Employee costs	$2.9	$2.6	$8.6	$8.6
Non-cash stock compensation costs	--	--	0.3	1.1
Pension	0.6	0.1	1.0	0.9
Property taxes and insurance	1.5	1.7	5.3	6.0
Professional fees	1.0	0.9	3.8	3.5
Marketing and owner association costs	0.4	0.5	1.4	1.7
Occupancy, repairs and maintenance	0.2	0.4	0.5	0.9
Other	0.2	0.4	0.9	1.3
Total other operating and corporate expense	$6.8	$6.6	$21.8	$24.0

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter of 2013 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

This document may be deemed to be solicitation material in respect of the proposed sale by The St. Joe Company (“the Company”) of certain assets to AgReserves, Inc. In connection with the proposed transaction, the Company will file a preliminary proxy statement and a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”). The information contained in the preliminary filing will not be complete and may be changed. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to the shareholders of the Company seeking their approval of the proposed transaction. The Company’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Investor Relations, The St. Joe Company,133 South WaterSound Parkway, WaterSound, Florida 32413. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on April 4, 2013 and the Form 8-K that was filed on October 3, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: Investor Relations, The St. Joe Company,133 South WaterSound Parkway, WaterSound, Florida 32413. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the business prospects for the Southeastern region of the United States, including demand for ready-to-build residential lots and timber products, (ii) the value that is embedded in the Company’s assets and (iii) the Company’s intent to explore higher and better uses of its land bank. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2013. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (2) changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities, (3) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business, and (4) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy.

About The St. Joe Company

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2013, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com